Exhibit 99.1

         Sound Federal Bancorp, Inc.: Stock Repurchase Program Announced

    WHITE PLAINS, N.Y., March 12 /PRNewswire-FirstCall/ -- Sound Federal Bancorp, Inc. (Nasdaq: SFFS) (the "Company"), the holding company for Sound Federal Savings (the "Bank"), announced today that it is commencing a stock repurchase program to acquire up to 637,332 shares of the Company's Common Stock, which represents approximately 5% of the Company's common shares outstanding. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company's liquidity requirements and alternative uses of capital.
    Bruno J. Gioffre, Chairman of the Board, commented, "We are very committed to the goal of growing stockholder value, and capital management is a key component in achieving this goal. With the completion of our second-step conversion in January 2003, our equity to assets ratio at December 31, 2003 was 15%. We will consider, among other things, the price of the common stock relative to the Company's financial data in determining the timing of the repurchases. In addition to stock repurchases, we continually evaluate opportunities to invest the capital raised. Our de-novo branch strategy continues to be successful in adding to the Bank's franchise value and our quarterly cash dividend is a meaningful way to provide a tangible return to our stockholders."
    At December 31, 2003, the Company reported total assets of $881.6 million, deposits of $698.4 million and total stockholders' equity of $132.1 million. The Bank is a federally-chartered stock savings bank offering traditional financial services and products through its branches in New York in Mamaroneck, Harrison, Rye Brook, Peekskill, Yorktown, New Rochelle, Somers and Cortlandt in Westchester County and New City in Rockland County, and in Connecticut in Greenwich and Stamford.

SOURCE  Sound Federal Bancorp, Inc.
    -0-                             03/12/2004
    /CONTACT: Anthony J. Fabiano, Senior Vice President, Chief Financial Officer and Corporate Secretary of Sound Federal Bancorp, Inc.,
+1-914-761-3636/
    /Web site:  http://www.soundfed.com /
    (SFFS)

CO:  Sound Federal Bancorp, Inc.; Sound Federal Savings
ST:  New York
IN:  FIN
SU:  TNM